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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         WINDMERE-DURABLE HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)

                   FLORIDA                                   59-1028301
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            (State of Incorporation                        (I.R.S. Employer
               or Organization)                           Identification No.)

            5980 MIAMI LAKES DRIVE,
             MIAMI LAKES, FLORIDA                               33014
     ----------------------------------------                 ----------
     (Address of principal executive offices)                 (Zip Code)



If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. /X/

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. / /

Securities Act registration statement file number to which this form relates:
Not applicable.

        Title of Each Class                    Name of Each Exchange On Which
        to be So Registered                    Each Class is to be Registered
   ----------------------------                ------------------------------
   Common Stock Purchase Rights                     New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  NONE


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange commission by Windmere-Durable Holdings, Inc. (the "Company") on March 7, 1995 (the "Form 8-A"). The Form 8-A relates to the common stock purchase rights (the "Rights") of the Company and the Rights Agreement dated as of March 6, 1995 (the "Original Rights Agreement"), by and between the Company and American Stock Transfer & Trust Company, as Rights Agent. The Form 8-A is incorporated herein by reference.

         On March 10, 1999, the Company's Board of Directors approved and adopted an amendment and restatement of the Original Rights Agreement, dated as of March 10, 1999 (as amended and restated, the "Amended Agreement"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

         In the Amended Agreement, among other things, the Company amended the Original Rights Agreement to provide that each Right entitles the registered holder thereof to purchase from the Company one share of Common Stock at an exercise price per Right of $50. In addition, the Company has eliminated the requirement that Continuing Directors (as defined in the Original Rights Agreement) approve certain actions.

         The Company hereby amends Item 2 to the Form 8-A, deletes paragraph ten of Item 1 in its entirety and amends paragraphs one, eight, nine and fourteen of
Item 1 to read in their entirety as follows:

                  "On March 6, 1995, the Board of Directors of Windmere-Durable Holdings, Inc. (the "Company") announced a dividend distribution of one Right (a "Right") for each outstanding share of common stock, $.10 par value (the "Common Stock"), of the Company to stockholders of record at the close of business on March 1, 1995. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent, which was subsequently amended by the Board of Directors of the Company on March 10, 1999. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $50 per share (the "Purchase Price"), subject to adjustment. The Purchase Price shall be paid in cash. The material terms of the Rights Agreement are summarized below."

                  "At any time after a person becomes an Acquiring Person or an Adverse Person and before the acquisition by a person or group of 50% or more of the outstanding Common Stock of the Company, the board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, for Common Stock at an exercise ratio of one share of the Company's Common Stock per Right, subject to adjustment."

                  "At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.00001 per Right, payable in cash or shares of Common Stock. Under certain




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         circumstances set forth in the Rights Agreement, the decision to redeem shall require the affirmative vote of at least 80% of the members of the Board of Directors of the Company. After the redemption period has expired, the Company's rights of redemption may be reinstated if the Acquiring Person or Adverse Person reduces his or her beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of at least 80% of the members of the Board of Directors of the Company, the Rights will thereafter have will be to receive the $.00001 redemption price."

                  "The implementation of the rights plan will not interfere with the day-to-day operations of the Company. The Rights Agreement provides that the Company may not enter into any transaction of the sort enumerated in the Squeezeout-Flip Over provision if in connection therewith there are outstanding securities or there are agreements or arrangements intended to counteract the protective provisions of the Rights. For example, the Company may not merge with an acquiring corporation if the acquiring corporation has granted its shareholders rights to purchase its common stock at less than fair market value upon the triggering of flip-over rights in one of its acquisition targets. Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company as long as the Rights are then redeemable. When the Rights are not redeemable, the provisions of the Rights Agreement may be amended by the Board only in order to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or make changes which do not affect adversely the interests of holders of Rights; PROVIDED, HOWEVER, that no amendment may change the redemption price or the expiration date of the Rights, and amendments after a person becomes an Acquiring Person or an Adverse Person (other than pursuant to a Qualifying Tender Offer) may be made only if approved by the affirmative vote of at least 80% of the members of the Board of Directors of the Company."

ITEM 2. EXHIBITS.

         1. Amended and Restated Rights Agreement dated as of March 10, 1999, by and between Windmere-Durable Holdings, Inc. and American Stock Transfer & Trust Company, as Rights Agent.




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                          WINDMERE-DURABLE HOLDINGS, INC.



                                          By: /s/ HARRY D. SCHULMAN
                                              ---------------------------------
                                                  Harry D. Schulman
                                                  Chief Operating Officer and
                                                  Chief Financial Officer

Dated:  April 5, 1999




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